Exhibit 99.2

news release	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2018 Financial Results;

Raises Full Year 2018 Adjusted EPS Guidance

•	3Q18 earnings per diluted common share (EPS) of $4.65 on a GAAP basis, $4.58 on an Adjusted basis

•	New full year 2018 GAAP EPS guidance of approximately $11.96; Adjusted EPS guidance raised $0.25 from the previous guidance to approximately $14.40

•	Strong continued Medicare Advantage performance resulting in improved full year 2018 Retail segment benefit ratio guidance

•	Industry leading percentage of Medicare Advantage members currently enrolled in 4-plus star contracts for 2019, including two 5-star contracts in Florida and Tennessee

LOUISVILLE, KY (November 7, 2018) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended September 30, 2018 (3Q18) versus the quarter ended September 30, 2017 (3Q17) and for the nine months ended September 30, 2018 (YTD 2018) versus the nine months ended September 30, 2017 (YTD 2017) as follows:

Consolidated pretax income In millions	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
Generally Accepted Accounting Principles (GAAP)	$901	$799	$1,627	$3,530
Loss (favorable adjustment) on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	(4)	—	786	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	11	—	11	—
Amortization associated with identifiable intangibles	19	18	70	54
Segment earnings associated with the Individual Commercial segment	(5)	(26)	(76)	(207)
Net gain associated with the terminated merger agreement (for YTD 2017, primarily the break-up fee)	—	—	—	(947)
Charges associated with voluntary and involuntary workforce reduction programs	—	124	—	124
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	54
Adjusted (non-GAAP)	$922	$915	$2,418	$2,608

Diluted earnings per common share (EPS)	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
GAAP	$4.65	$3.44	$9.58	$15.44
Loss (favorable adjustment) on sale of KMG, a wholly-owned subsidiary	(0.02)	—	2.57	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	0.06	—	0.06	—
Amortization associated with identifiable intangibles	0.11	0.07	0.39	0.23
Segment earnings associated with the Individual Commercial segment	(0.03)	(0.11)	(0.42)	(0.89)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	(0.19)	—	(0.28)	—
Net gain associated with the terminated merger agreement (for YTD 2017, primarily the break-up fee)	—	—	—	(4.33)
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(0.55)	—	(1.60)
Charges associated with voluntary and involuntary workforce reduction programs	—	0.54	—	0.54
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	0.23
Adjusted (non-GAAP)	$4.58	$3.39	$11.90	$9.62

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

GAAP and Adjusted pretax income and EPS results for 3Q18 and YTD 2018, in each case, exceeded management’s expectations, led by strong Medicare Advantage membership growth, continued lower inpatient medical utilization partially offset by higher outpatient spending in the Retail segment, higher favorable prior period medical claims reserve development (Prior Period Development), and significant operating efficiencies YTD 2018 driven by productivity initiatives implemented in 2017. In addition, the company continues to benefit from a lower tax rate year-over-year as a result of the Tax Reform Law enacted in the fourth quarter of 2017, allowing it to invest pretax dollars in its employees, the communities of its members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes. Year-over-year comparisons continue to be impacted by the return of the health insurer fee in 2018; enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings; and the more severe flu season in 2018. EPS results were further impacted by a lower number of shares in 2018, primarily reflecting share repurchases. Please refer to the consolidated and segment highlights sections that follow for additional discussion of the factors impacting year-over-year results.

“As we enter the fourth quarter, we are encouraged by our performance this year, with adjusted EPS growth in excess of 20 percent. In addition to focusing on core earnings growth, we continue to improve our quality and customer experience. Evidence of progress in these areas include our Star Ratings and our recent recognition by JD Power as #1 in customer satisfaction for US mail order pharmacies,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Noteworthy also is the positive response to our Medicare Advantage offerings for 2019 as nearly all of our members will experience stable or enhanced benefits. Early indicators from the Annual Election Period reflect member and broker excitement and we are expecting strong individual Medicare Advantage growth in 2019.”

2018 Earnings Guidance

Humana today raised its Adjusted EPS guidance for the year ending December 31, 2018 (FY18). The company now expects GAAP EPS of approximately $11.96, an increase from the previous guidance of $11.52, while FY18 Adjusted EPS guidance was increased to approximately $14.40 from its previous guidance of approximately $14.15. Additional FY18 guidance points and a reconciliation to the company’s previous GAAP and Adjusted EPS guidance are included beginning on page 24 of this earnings release.

“Strong top and bottom line growth in 2018, fueled by solid execution, is paving the way for compelling performance in 2019,” said Brian A. Kane, Chief Financial Officer. “We are pleased with the initial positive response to our individual Medicare Advantage offerings for 2019. Meaningful tailwinds, including tax reform and the health insurance industry fee moratorium for 2019, allowed us to invest in benefits for our members and offer competitive Medicare Advantage products which are expected to drive significant membership growth and a year-over-year Adjusted EPS increase in excess of our long-term growth target.”

A reconciliation of GAAP to Adjusted EPS for the company’s FY18 projections as well as comparable numbers for the year ended December 31, 2017 (FY17) is shown below for comparison.

Diluted earnings per common share	FY18 Guidance (e)		FY17 (f)
GAAP	~$	11.96	$16.81
Loss on Sale of KMG, a wholly-owned subsidiary		2.58	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home		0.06	—
Amortization of identifiable intangibles		0.49	0.32
Segment earnings associated with the Individual Commercial segment		(0.41)	(0.84)
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates		(0.28)	0.92
Net gain associated with the terminated merger agreement (for FY17, primarily the break-up fee)		—	(4.31)
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact		—	(2.15)
Charges associated with voluntary and involuntary workforce reduction programs		—	0.64
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)		—	0.24
Costs associated with early retirement of debt in the fourth quarter of 2017		—	0.08
Adjusted (non-GAAP) – FY18 projected	~$	14.40	$11.71

Star Quality Ratings

As previously disclosed, in October 2018, the Centers for Medicare and Medicaid Services (CMS) published its updated Star quality ratings for bonus year 2020. Humana received a 5-star rating on CMS’s 5-star rating system for two Medicare Advantage (MA) contracts offered in Florida and Tennessee. In addition, Humana received a 4.5-star rating for two MA contracts offered in Florida, Illinois, Kentucky, Mississippi, North Carolina, and Oregon. Humana has 12 contracts rated 4-star or above and 3 million members in 4-star or above rated contracts to be offered in 2019, representing 84% of the company’s MA membership as of July 2018. The achievement of a 5-star rating for two MA contracts in Florida and Tennessee provides Humana the ability to market these contracts throughout the year, creating an opportunity for increased penetration in these important geographies.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
GAAP	$14,206	$13,282	$42,744	$40,578
Revenues associated with the Individual Commercial segment	(1)	(225)	(6)	(757)
Adjusted (non-GAAP)	$14,205	$13,057	$42,738	$39,821

GAAP consolidated revenues for 3Q18 were $14.21 billion, an increase of $924 million, or 7 percent, from $13.28 billion in 3Q17. Total premiums and services revenues of $14.09 billion in 3Q18 increased $915 million, or 7 percent, from $13.18 billion in 3Q17. The favorable year-over-year comparisons were primarily driven by higher premium revenues from the company’s Medicare Advantage business, partially offset by lower revenues associated with the exit of the individual commercial business as of January 1, 2018.

Adjusted consolidated revenues for 3Q18 of $14.21 billion compared to Adjusted consolidated revenues for 3Q17 of $13.06 billion, an increase of $1.15 billion, or 9 percent, reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated revenues for YTD 2018 increased $2.17 billion, or 5 percent, to $42.74 billion from $40.58 billion in YTD 2017. Total premiums and services revenues also increased to $42.33 billion, increasing $2.06 billion, or 5 percent, from $40.26 billion in the prior-year period. The YTD 2018 increases were primarily driven by higher Medicare Advantage revenues, partially offset by the impact of lower revenues from the exit of the individual commercial business.

Adjusted consolidated revenues for YTD 2018 of $42.74 billion compared to Adjusted consolidated revenues for YTD 2017 of $39.82 billion, an increase of $2.92 billion, or 7 percent, primarily reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
GAAP	82.0%	82.1%	83.5%	83.1%
Benefit ratio impact associated with the Individual Commercial segment	—	0.3%	0.2%	0.6%
Adjusted (non-GAAP)	82.0%	82.4%	83.7%	83.7%

The 3Q18 GAAP consolidated benefit ratio of 82.0 percent improved 10 basis points from the 3Q17 GAAP consolidated benefit ratio of 82.1 percent. The year-over-year comparison of the ratio was favorably impacted by the following factors:

•	positive impact on 3Q18 from the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products; and

•	higher favorable Prior Period Development in 3Q18.

The above items were offset by the enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings, along with an unfavorable year-over-year comparison of the Group and Specialty segment benefit ratio as further discussed in the segment highlights that follow.

The 3Q18 Adjusted consolidated benefit ratio of 82.0 percent decreased 40 basis points from the 3Q17 Adjusted consolidated benefit ratio of 82.4 percent. The year-over-year decrease primarily reflects the impact of the factors in the quarterly GAAP comparison, while excluding the impact of the Individual Commercial segment.

The GAAP consolidated benefit ratio for YTD 2018 of 83.5 percent increased 40 basis points from the YTD 2017 GAAP consolidated benefit ratio of 83.1 percent. The year-over-year increase was unfavorably impacted by the following factors:

•	enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings; and

•	a more severe flu season in YTD 2018.

The above items were partially offset by the positive impact on the YTD 2018 ratio from the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products.

The YTD 2018 Adjusted consolidated benefit ratio of 83.7 percent was unchanged from the YTD 2017 Adjusted consolidated benefit ratio.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Third Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 3Q18	$3	$126	$129
Prior Period Development from prior years recognized in 3Q17	$20	$65	$85

	Year to Date
Prior Period Development from prior years recognized in YTD 2018	$58	$409	$467
Prior Period Development from prior years recognized in YTD 2017	$46	$384	$430

Prior Period Development decreased the GAAP consolidated benefit ratio by 90 basis points in 3Q18 and 70 basis points in 3Q17. Prior Period Development lowered both the YTD 2018 and YTD 2017 consolidated benefit ratios by 110 basis points.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
GAAP	13.5%	12.8%	12.8%	11.7%
Operating cost ratio impact associated with the Individual Commercial segment	—	(0.1%)	—	(0.2%)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	(0.1%)
Charges associated with voluntary and involuntary workforce reduction programs	—	(0.9%)	—	(0.3%)
Adjusted (non-GAAP)	13.5%	11.8%	12.8%	11.1%

The 3Q18 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.5 percent increased 70 basis points from the 3Q17 ratio of 12.8 percent. The year-over-year increase was the result of the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the consolidated GAAP operating cost ratio by approximately 180 basis points in 3Q18,

•

investments made in 3Q18 as a result of the Tax Reform Law; these include the continuation of investments in the company’s employees, primarily the establishment of an annual incentive compensation program for a broader range of employees, together with additional investments in the communities of the company’s members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes, as previously disclosed,

•	an increase in incentive compensation costs under the expanded program noted above, resulting from the continued strong performance by the company, and

•

growth in the company’s military services business, which carries a higher operating cost ratio than other company products, due to the previously disclosed transition to the TRICARE East Region contract effective January 1, 2018.

The above items were partially offset by the favorable impact on 3Q18 from:

•	significant operating costs efficiencies in 3Q18 driven by productivity initiatives implemented in 2017,

•	impact of the charges recorded in 3Q17 associated with the voluntary and involuntary workforce reduction program, and

•	the exit of the individual commercial business, which carried a higher operating cost ratio than the company’s other products, effective January 1, 2018.

The 3Q18 Adjusted consolidated operating cost ratio was 170 basis points higher than the 3Q17 Adjusted consolidated operating cost ratio of 11.8 percent primarily driven by the same factors impacting the change in the quarterly GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

The 110 basis point increase of the YTD 2018 GAAP consolidated operating cost ratio of 12.8 percent from 11.7 percent in YTD 2017 was also primarily impacted by the same factors influencing the third quarter GAAP comparison. In addition, the year-over-year comparison was positively impacted by the guaranty fund assessment expense to support policyholder obligations of Penn Treaty recorded in the first quarter of 2017. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 180 basis points in YTD 2018.

The YTD 2018 Adjusted consolidated operating cost ratio of 12.8 percent increased 170 basis points from the Adjusted ratio of 11.1 percent in YTD 2017 primarily reflecting the same factors impacting the year-to-date GAAP comparison, while excluding the impact of the items noted in the consolidated operating cost ratio table above.

Balance sheet

•

At September 30, 2018, the company had cash, cash equivalents, and investment securities of $14.24 billion, down $3.65 billion, or 20 percent, from $17.90 billion at June 30, 2018, primarily reflecting the impact of the early receipt of the July 2018 Medicare premium remittance of $3.31 billion from CMS in the second quarter of 2018 because the payment date of July 1, 2018 fell on a weekend. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 and S-7 of the statistical supplement included in this release.

•

At September 30, 2018, cash and short-term investments held at the parent company of $1.00 billion decreased $814 million, or 45 percent, from $1.82 billion at June 30, 2018 primarily resulting from the completion of the Kindred at Home acquisition, the cash capital contribution related to the sale of KMG, open market share repurchases, capital expenditures, and cash dividends. These declines were partially offset by working capital timing benefits between the parent and the company’s subsidiaries.

•

Days in claims payable (DCP) of 41.1 at September 30, 2018, increased by 1 day from 40.1 at June 30, 2018, but declined 1.8 days from 42.9 at September 30, 2017. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.

•

Debt-to-total capitalization at September 30, 2018 was 32.8 percent, down 80 basis points from 33.6 percent at June 30, 2018, primarily due to the net impact of 3Q18 earnings. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

•	The company had $398 million associated with outstanding commercial paper at September 30, 2018 and at June 30, 2018.

Operating cash flows

Net cash from operating activities (in millions) (Used in) provided by	3Q18	3Q17	YTD 2018	YTD 2017
GAAP	($1,055)	$2,863	$2,506	$6,962
Timing of premium payment from CMS (g)	$3,309	(79)	—	(3,129)
Adjusted (non-GAAP)	$2,254	$2,784	$2,506	$3,833

•

GAAP cash flows used in operations of $1.06 billion in 3Q18 unfavorably compared to cash flows provided by operations of $2.86 billion in 3Q17. Year-over-year comparisons of GAAP cash flows were significantly impacted by the timing of the monthly Medicare premium remittance from CMS, with 3Q17 benefitting from the inclusion of the standard three monthly payments as compared to only two monthly payments in 3Q18 as a result of the July 2018 remittance of $3.31 billion being received during the second quarter of 2018, as previously discussed and noted in the table above. This negative impact coupled with the timing of working capital items, including the timing of Medicare risk adjustment payments, was partially offset by higher year-over-year earnings in 3Q18 compared to 3Q17.

Adjusted cash flows provided by operations for 3Q18 of $2.25 billion compared unfavorably to Adjusted cash flows provided by operations of $2.78 billion in 3Q17 due to the timing of working capital items, including the timing of Medicare risk adjustment payments, partially offset by higher year-over-year earnings in 3Q18 compared to 3Q17.

•

For YTD 2018, GAAP cash flows provided by operations totaled $2.51 billion versus $6.96 billion of GAAP cash flows provided by operations during YTD 2017, a decrease of $4.46 billion year over year, primarily reflecting the impact of the early receipt of the October 2017 Medicare premium payment from CMS in 3Q17. YTD 2018 operating cash flows included the standard nine monthly Medicare premium payments from CMS compared to YTD 2017 including ten monthly remittances. The year-over-year negative comparison was further affected by the receipt of the merger termination fee, net of related expenses, in YTD 2017, the YTD 2018 funding of reinsurance transactions in connection with the sale of KMG, and the timing of working capital items, including the timing of Medicare risk adjustment payments.

Adjusted cash flows provided by operations for YTD 2018 of $2.51 billion compared unfavorably to Adjusted cash flows provided by operations of $3.83 billion in YTD 2017 primarily due to the receipt of the merger termination fee, net of related expenses, in YTD 2017, the YTD 2018 funding of reinsurance transactions in connection with the sale of KMG, and the timing of working capital items, including the timing of Medicare risk adjustment payments.

•

Due to the September 30, 2018 payment date falling on a weekend, the company made its payment of $1.04 billion related to the health insurance industry fee on October 1; therefore, there was no impact to 3Q18 or YTD 2018 cash flows. Additionally, GAAP cash flows for 3Q17 and YTD 2017 were not impacted by the payment of the health insurance industry fee as it was temporarily suspended in 2017.

Share repurchases

•	Excluding the impact of accelerated share purchase (ASR) programs described below, the company executed the following open-market repurchases during the respective periods:

Open-market share repurchases Excludes impact of accelerated share repurchase programs	3Q18	3Q17	YTD 2018	YTD 2017
Authorization repurchased under	December 2017	February 2017	December 2017	February 2017
Shares repurchased	597,900	959,200	676,300	959,200
Value of shares repurchased (in millions)	$200	$240	$224	$240
Average price paid per share	$334.76	$249.97	$330.67	$249.97

•

In December 2017, Humana’s Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of December 31, 2020. The company subsequently entered into an agreement with a third-party financial institution on December 21, 2017 to effect a $1.00 billion accelerated share repurchase (ASR) program under the authorization. Under the terms of the program, which was completed in the first quarter of 2018, the company repurchased approximately 3,737,700 of its outstanding shares at an average price of $267.55 per share.

Including the impact of repurchases noted in the table above and the ASR completed in first quarter of 2018, the company has a remaining repurchase authorization of approximately $1.78 billion as of November 6, 2018.

•

In 3Q17, the company completed a previously outstanding $1.50 billion ASR program. Under terms of this program, the company repurchased approximately 6,672,400 shares at an average price of $224.81 per share.

Cash dividends

•

The company paid cash dividends to its stockholders of $69 million in 3Q18 versus $58 million in 3Q17. Cash dividends of $195 million were paid to the company’s stockholders during YTD 2018 compared to $162 million in YTD 2017. The increases primarily reflect an increase in the per share dividend to $0.50 for 2018 from $0.40 per share for 2017, as previously disclosed.

•	In November 2018, the company’s Board of Directors declared a cash dividend to stockholders of $0.50 per share, payable on January 25, 2019, to stockholders of record on December 31, 2018.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.

Retail segment revenues:

•

The 3Q18 revenues for the Retail segment were $12.07 billion, an increase of $1.03 billion, or 9 percent, from $11.05 billion in 3Q17 primarily reflecting individual and group Medicare Advantage membership growth in the previous Annual Election Period (AEP) as well as increased per-member premiums for certain of the segment’s products, partially offset by declines in state-based contracts and stand-alone PDP revenues resulting from membership declines discussed further below.

•

The YTD 2018 revenues for the Retail segment were $36.22 billion, up $2.44 billion, or 7 percent, from $33.78 billion in YTD 2017, primarily reflecting the same factors impacting the year-over-year third quarter comparison.

Retail segment enrollment:

•

Individual Medicare Advantage membership was 3,043,800 as of September 30, 2018, a net increase of 194,400 or 7 percent, from 2,849,400 as of September 30, 2017, and up 183,000, or 6 percent, from 2,860,800 as of December 31, 2017, primarily due to membership additions associated with the previous AEP for Medicare beneficiaries.

•

Group Medicare Advantage membership was 496,800 as of September 30, 2018, a net increase of 58,400, or 13 percent, from 438,400 at September 30, 2017, and up 55,400, or 13 percent, from 441,400 as of December 31, 2017. The increases primarily resulted from increased sales to the company’s existing group accounts during the previous AEP for Medicare beneficiaries.

•

Membership in the company’s stand-alone PDP offerings was 5,015,900 as of September 30, 2018, a net decrease of 275,000, or 5 percent, from 5,290,900 as of September 30, 2017, and down 292,200, or 6 percent, from 5,308,100 as of December 31, 2017, reflecting net declines during the previous AEP for Medicare beneficiaries. These declines primarily resulted from the previously disclosed loss of auto assigned members in Florida and South Carolina due to pricing over the CMS low income benchmark and continued membership declines in the company’s Enhanced Plan. In addition, growth in the company’s co-branded Walmart plan was significantly lower than historical levels due to the introduction of additional low-priced competitor offerings in many regions.

•

State-based contracts membership (including dual-eligible demonstration members) was 323,800 as of September 30, 2018, a net decrease of 39,600, or 11 percent, from 363,400 at September 30, 2017, and down 36,300, or 10 percent, from 360,100 as of December 31, 2017. The decreases were primarily driven by the previously disclosed decision to not participate in Illinois’ Integrated Care Program Medicaid contract, along with lower membership associated with the company’s Florida Medicaid contract due to overall strengthening economic conditions.

Retail segment benefits expense:

•

The 3Q18 benefit ratio for the Retail segment of 83.2 percent decreased 110 basis points from 84.3 percent in 3Q17 primarily due to the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products and higher favorable Prior Period Development in 3Q18. These improvements were partially offset by the unfavorable impact from enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings.

•

The YTD 2018 benefit ratio for the Retail segment of 85.4 percent was 70 basis points lower than the YTD 2017 ratio of 86.1 percent, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter, excluding the impact of Prior Period Development. This decrease was partially offset by the impact of a more severe flu season in 2018.

•

Prior Period Development for the Retail segment, as noted in the table below, improved the segment benefit ratio by 100 basis points in 3Q18 and 50 basis points in 3Q17. Prior Period Development lowered both the YTD 2018 and YTD 2017 benefit ratios by 100 basis points.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Year to Date
Prior Period Development from prior years recognized in YTD 2018	$187	$60	$120	$367
Prior Period Development from prior years recognized in YTD 2017	$204	$83	$52	$339

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 11.2 percent in 3Q18 increased 140 basis points from 9.8 percent in 3Q17. The year-over-year comparison was negatively impacted by the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the Retail segment’s operating cost ratio by approximately 190 basis points in 3Q18,

•	strategic investments made in 3Q18 as a result of the Tax Reform Law as previously described, and

•	an increase in incentive compensation costs under the expanded program noted previously, resulting from the continued strong performance by the company.

The above items were partially offset by significant operating costs efficiencies in 3Q18 driven by productivity initiatives implemented in 2017.

•

The Retail segment’s YTD 2018 operating cost ratio of 10.5 percent increased 160 basis points from 8.9 percent in YTD 2017 primarily reflecting the same factors that impacted the year-over-year comparison for the third quarter. The reinstatement of the non-deductible health insurance fee impacted the segment’s YTD 2018 operating cost ratio by approximately 190 basis points.

Retail segment results:

Retail segment earnings in millions	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
GAAP	$634	$610	$1,394	$1,587
Amortization associated with identifiable intangibles	4	6	15	18
Adjusted (non-GAAP)	$638	$616	$1,409	$1,605

•

The Retail segment’s GAAP segment earnings of $634 million in 3Q18 increased $24 million, or 4 percent, from GAAP segment earnings of $610 million in 3Q17. Adjusted segment earnings for the Retail segment of $638 million in 3Q18 increased $22 million, or 4 percent, from the 3Q17 Adjusted segment earnings. The favorable comparisons reflect the year-over-year improvement in the segment’s benefit ratio in 3Q18, partially offset by the segment’s higher operating cost ratio in 3Q18.

•

For YTD 2018, GAAP segment earnings for the Retail segment of $1.39 billion decreased $193 million, or 12 percent, from $1.59 billion in YTD 2017. Adjusted segment earnings of $1.41 billion in YTD 2018 declined $196 million, or 12 percent, from $1.61 billion of Adjusted segment earnings in YTD 2017. The year-over-year decreases primarily reflect a higher operating cost ratio in YTD 2018, partially offset by an improving benefit ratio.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, which beginning January 1, 2018 primarily relates to the TRICARE East Region contract.

Group and Specialty segment revenues:

•

The 3Q18 revenues for the Group and Specialty segment were $1.89 billion, up $41 million, or 2 percent, from $1.85 billion in 3Q17. The year-over-year increase was primarily due to the following factors:

•

greater services revenue in the company’s military services business as a result of the transition to the East Region TRICARE contract on January 1, 2018, along with the favorable impact of the timing of certain contractual incentives and adjustments,

•	higher stop-loss premiums related to the company’s level-funded ASO accounts resulting from membership growth in this product as more fully described below, and

•	higher per member premiums across the commercial fully-insured business.

These increases were partially offset by the impact of the previously disclosed full ceding of the company’s workplace voluntary benefit (WVB) and Financial Protection Products (FPP) lines of business to a third party in connection with Humana’s divestiture of KMG during the second quarter of 2018. The year-over-year comparison was further negatively affected by a decline in average group fully-insured commercial medical membership.

•

The YTD 2018 revenues for the Group and Specialty segment were $5.77 billion, up $212 million, or 4 percent, from $5.56 billion in YTD 2017, primarily reflecting the same factors that impacted the year-over-year third quarter comparison.

Group and Specialty segment enrollment:

•

Group fully-insured commercial medical membership was 1,029,100 at September 30, 2018, a decrease of 69,700, or 6 percent, from 1,098,800 at September 30, 2017, and down 68,600, or 6 percent, from 1,097,700 at December 31, 2017. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products in 2018. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 62 percent at September 30, 2018 and 64 percent at both September 30, 2017 and December 31, 2017.

•

Group ASO commercial medical membership was 449,900 at September 30, 2018, an increase of 4,200, or 1 percent, from 445,700 at September 30, 2017, but down 8,800, or 2 percent, from 458,700 at December 31, 2017. The year-over-year increase primarily reflects more small group accounts selecting level-funded ASO products in 2018, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. The year-to-date decline reflects the impact of the loss of these large group accounts. Small group membership comprised 21 percent of group ASO medical membership at September 30, 2018 versus 9 percent at September 30, 2017 and 12 percent at December 31, 2017.

•

Military services membership was 5,927,400 at September 30, 2018, an increase of 2,828,400, or 91 percent, from 3,099,000 at September 30, 2017, and up 2,845,600, or 92 percent, versus 3,081,800 at December 31, 2017 primarily due to the company’s transition to providing healthcare services to military service members, retirees, and their families under the TRICARE East Region contract from the South Region contract. The new contract, which covers 32 states, became effective on January 1, 2018.

•

Membership in specialty products (h) was 6,116,300 at September 30, 2018, a decrease of 817,700, or 12 percent, from 6,934,000, at September 30, 2017, and down 869,700, or 12 percent, from 6,986,000 at December 31, 2017. The decreases primarily resulted from the previously disclosed reinsuring of the company’s WVB and FPP membership to a third party, as well as the loss of some large group accounts offering stand-alone dental and vision products. These decreases were partially offset by an increase in individual dental and vision membership.

Group and Specialty segment benefits expense:

•

The 3Q18 benefit ratio for the Group and Specialty segment was 80.7 percent, an increase of 110 basis points from 79.6 percent for 3Q17. The year-over-year increase in the benefit ratio is primarily due to the impact of the following factors:

•	Retroactive contractual rate adjustments,

•	membership mix, including the continued migration of healthier groups to level-funded ASO products in 2018,

•	the unfavorable impact of seasonality on fully-insured group commercial medical claims, and

•	lower Prior Period Development.

The above items were partially offset by the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing of the company’s products.

•

The YTD 2018 benefit ratio for the segment of 78.0 percent was 10 basis points higher than the YTD 2017 ratio of 77.9 percent. The year-to-date comparison was impacted by the same factors affecting the third quarter comparison. The comparison was further impacted by the effect of lower premiums resulting from the second quarter 2018 adjustment to the company’s commercial risk adjustment accrual (CRA) related to its Affordable Care Act (ACA)-compliant business as a result of the release of the CMS’s final 2017 CRA data.

•

Prior Period Development for the Group and Specialty segment improved the 3Q18 segment benefit ratio by 40 basis points and improved the 3Q17 ratio by 80 basis points. Prior Period Development lowered the YTD 2018 segment benefit ratio by 80 basis points and by 90 basis points in YTD 2017.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Year to Date
Prior Period Development from prior years recognized in YTD 2018	$34	$—	$7	$41
Prior Period Development from prior years recognized in YTD 2017	$20	$11	$13	$44

Group and Specialty segment operating costs:

•

The Group and Specialty segment’s operating cost ratio was 23.6 percent in 3Q18, an increase of 270 basis points from 20.9 percent in 3Q17. The year-over-year comparison was primarily impacted by the following factors:

•	reinstatement of the non-deductible health insurance industry fee in 2018, which increased the segment’s operating cost ratio by approximately 160 basis points in 3Q18,

•

growth in the company’s military services business which carries a higher operating cost ratio than other products within the segment, as a result of the transition to the TRICARE East Region contract,

•	investments made in 3Q18 as a result of the Tax Reform Law as previously described, and

•	an increase in incentive compensation costs under the expanded program noted previously, resulting from the continued strong performance by the company.

The above items were partially offset by significant operating costs efficiencies in 3Q18 driven by productivity initiatives implemented in 2017.

•

The Group and Specialty segment’s operating cost ratio of 23.6 percent for YTD 2018 was up 230 basis points compared to 21.3 percent for YTD 2017. The year-over-year increase was primarily impacted by the same factors influencing the third quarter comparison. The reinstatement of the non-deductible health insurance industry fee impacted the segment’s YTD 2018 operating cost ratio by approximately 160 basis points.

Group and Specialty segment results:

Group and Specialty segment earnings In millions	3Q18 (a)	3Q17 (b)	YTD 2018 (c)	YTD 2017 (d)
GAAP	$81	$93	$372	$365
Amortization associated with identifiable intangibles	1	—	4	2
Adjusted (non-GAAP)	$82	$93	$376	$367

•

The Group and Specialty segment’s GAAP segment earnings of $81 million in 3Q18 compared to GAAP segment earnings of $93 million in 3Q17, a decrease of $12 million, or 13 percent. Adjusted segment earnings for the Group and Specialty segment of $82 million in 3Q18 decreased $11 million, or 12 percent, from $93 million of Adjusted segment earnings in 3Q17. The decreases primarily reflect the impact of the segment’s higher benefit ratio in 3Q18. The declines were partially offset by a favorable year-over-year earnings comparison for the company’s military services business, which was favorably impacted by the timing of certain contractual incentives and adjustments.

•

The Group and Specialty segment’s GAAP segment earnings of $372 million in YTD 2018 compared to GAAP segment earnings of $365 million in YTD 2017, an increase of $7 million, or 2 percent. Adjusted segment earnings of $376 million in YTD 2018 increased $9 million, or 2 percent, from $367 million of Adjusted segment earnings in YTD 2017. The year-over-year increases for both GAAP and Adjusted segment earnings primarily reflect a favorable earnings comparison from the company’s group ASO commercial medical business, as well as higher year-over-year earnings in the military services business, which was favorably impacted by the timing of certain contractual incentives and adjustments. These increases were partially offset by a slightly higher segment benefit ratio in YTD 2018.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company’s investment in Kindred at Home. Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•

Revenues of $5.97 billion in 3Q18 for the Healthcare Services segment slightly decreased by $34 million, or 1 percent, from $6.00 billion in 3Q17. The year-over-year comparison was negatively impacted by the following:

•	the loss of intersegment revenues associated with the company’s exit from the individual commercial business,

•	a decline in pharmacy solutions intersegment revenue year-over-year primarily due to lower stand-alone PDP membership as previously described,

•	the result of improving the effectiveness of the company’s chronic care management programs discussed below, and

•	the impact on the company’s provider services business of the lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located.

These decreases were partially offset by strong Medicare Advantage membership growth in 2018 and higher intersegment revenues associated with the company’s provider services business reflecting its previously disclosed acquisition of MCCI Holdings, LLC (MCCI). A favorable year-over-year comparison of external services revenues, driven by growth in the company’s provider services and pharmacy solutions businesses, also helped to offset the impact of the declines noted above.

•

YTD 2018 revenues for the Healthcare Services segment were $17.62 billion, a decline of $320 million, or 2 percent, from $17.94 billion in YTD 2017 primarily reflecting the same factors affecting the year-over-year comparison for the third quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 96.1 percent in 3Q18 increased 50 basis points from 95.6 percent in 3Q17 primarily due to the following factors:

•	the lag in operating cost reductions associated with improving the effectiveness of the company’s chronic care management programs, as compared to the timing of the reduction in revenues,

•	investments made in 3Q18 as a result of the Tax Reform Law as previously described, and

•	an increase in incentive compensation costs under the expanded program noted previously, resulting from the continued strong performance by the company.

The above items were partially offset by significant operating costs efficiencies in 3Q18 driven by productivity initiatives implemented in 2017.

•

The Healthcare Services segment’s operating cost ratio of 96.2 percent for YTD 2018 increased 80 basis points from 95.4 percent in YTD 2017 primarily due to the same factors that impacted the year-over-year third quarter comparison.

Healthcare Services segment operating statistics:

•

Primary care providers in value-based (shared risk and path to risk) relationships of 52,300 at September 30, 2018 increased 2 percent from 51,500 at September 30, 2017, but remained relatively stable from 52,200 at December 31, 2017. The percentage of the company’s individual Medicare Advantage members in value-based relationships has remained stable at 66 percent as of September 30, 2018, September 30, 2017, and December 31, 2017.

•

Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program was 713,300 (i) at September 30, 2018, down 14 percent from 825,200 at September 30, 2017 and down 10 percent from 794,900 at December 31, 2017. The company continues to align the effectiveness of its chronic care management programs to the needs of members, leveraging technology and data analytics. This includes graduating members into a monitoring program as their health improves thereby reducing the number of member and clinician interactions to the appropriate level, and transitioning them out of the care management program when they no longer benefit from the services. This improvement in the programs leads to reduced Healthcare Services segment earnings but improved Retail segment operating results.

•

Pharmacy script volume on an adjusted 30-day equivalent basis of 110 million for 3Q18 increased 2 percent compared to 108 million for 3Q17. Pharmacy script volume of 328 million for YTD 2018 increased 2 percent compared to 323 million for YTD 2017. These increases primarily were driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP and Individual Commercial membership.

Healthcare Services segment results:

As noted in the second quarter 2018 earnings press release, the company has concluded that the most appropriate way to measure and discuss the financial performance of the Healthcare Services segment is through Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) rather than pretax income. As a result, the company has transitioned its financial reporting on the Healthcare Services segment to focus on Adjusted EBITDA performance. The table below reconciles GAAP segment earnings to Adjusted EBITDA.

Healthcare Services segment results (in millions)	3Q18(j)	3Q17(j)	YTD 2018(j)	YTD 2017(j)
GAAP segment earnings	$215	$240	$594	$754
Depreciation and amortization expense	43	34	128	103
Interest and taxes	24	—	24	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$282	$274	$746	$857

•

The Healthcare Services segment’s GAAP segment earnings in 3Q18 decreased $25 million, or 10 percent, to $215 million compared to GAAP segment earnings of $240 million in 3Q17. The decrease resulted from the impact of the optimization process associated with the company’s chronic care management programs and investments made in 3Q18 as a result of the Tax Reform Law, partially offset by the impact of Kindred at Home.

Adjusted EBITDA in 3Q18 for the Healthcare Services segment of $282 million was up $8 million, or 3 percent, compared to Adjusted EBITDA of $274 million in 3Q17. The increase in 3Q18 Adjusted EBITDA from 3Q17 Adjusted EBITDA primarily resulted from the impact of Kindred at Home, partially offset by the impact of the optimization process associated with the company’s chronic care management programs and investments made in 3Q18 as a result of the Tax Reform Law.

•

The Healthcare Services segment’s GAAP segment earnings in YTD 2018 decreased $160 million, or 21 percent, to $594 million compared to GAAP segment earnings of $754 million in YTD 2017. The decrease resulted from the same factors impacting the third quarter GAAP segment earnings comparison.

Adjusted EBITDA for YTD 2018 of $746 million decreased $111 million, or 13 percent, versus the YTD 2017 Adjusted EBITDA for the Healthcare Services segment of $857 million. The unfavorable comparison of Adjusted EBITDA year over year primarily resulted from the optimization process associated with the company’s chronic care management programs and investments made in 3Q18 as a result of the Tax Reform Law. These declines were partially offset by the impact of Kindred at Home.

Humana’s Individual Commercial Segment

This segment consisted of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offered on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. As announced in 2017, the company exited this business effective January 1, 2018. Results of this segment in 2018 reflect the run out of this business. Results of this segment have been excluded from Adjusted consolidated results.

Individual Commercial segment results:

•

Individual Commercial segment earnings of $5 million in 3Q18 compared to segment earnings of $26 million in 3Q17, a decline of $21 million. YTD 2018 segment earnings of $76 million were $131 million lower than YTD 2017 segment earnings of $207 million. The segment earnings in 3Q18 and YTD 2018 primarily reflect the impact of favorable Prior Period Development.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the audio only portion of the company’s 3Q18 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 3Q18 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on January 7, 2019 and can be accessed by dialing 855-859-2056 and providing the conference ID #7878047.

Footnotes

(a)	3Q18 Adjusted results exclude the following:

•

Favorable adjustment to the previously recognized loss associated with the company’s sale of its wholly-owned subsidiary, KMG America Corporation (KMG) of approximately $4 million pretax, or $0.02 per diluted common share. GAAP measures affected in this release include consolidated pretax and EPS.

•

Put/call valuation adjustments of approximately $11 million, or $0.06 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•

Amortization expense for identifiable intangibles of approximately $19 million pretax income, or $0.11 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of $5 million, or $0.03 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.19 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(b)	3Q17 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.07 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

•

Segment earnings of $26 million, or $0.11 per diluted common share, for the company’s Individual Commercial segment given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•

Expense of approximately $124 million pretax, or $0.54 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(c)	YTD 2018 Adjusted results exclude the following:

•

Loss of approximately $786 million pretax, or $2.57 per diluted common share, associated with the company’s sale of its wholly-owned subsidiary, KMG. GAAP measures affected in this release include consolidated pretax and EPS.

•

Put/call valuation adjustments of approximately $11 million, or $0.06 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•

Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.39 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of approximately $76 million, or $0.42 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(d)	YTD 2017 Adjusted results exclude the following:

•

Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.33 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•

Amortization expense for identifiable intangibles of approximately $54 million pretax, or $0.23 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of approximately $207 million, or $0.89 per diluted common share, for the company’s Individual Commercial segment given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•

Expense of approximately $124 million pretax, or $0.54 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•

Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policy-holder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•

The one-year beneficial effect of a lower effective tax rate of approximately $1.60 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

(e)	FY18 Adjusted EPS projections exclude the following:

•	Loss of approximately $2.58 per diluted common share associated with the company’s sale of its wholly-owned subsidiary, KMG America Corporation (KMG).

•

Put/call valuation adjustments of approximately $0.06 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. FY18 GAAP EPS guidance excludes the impact of future value changes of the Kindred at Home put/call option.

•	Amortization expense for identifiable intangibles of approximately $0.49 per diluted common share.

•	Segment earnings of approximately $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law.

(f)	FY17 Adjusted results exclude the following:

•

Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•

The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact.

•	The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law.

•	Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs.

•

Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company). Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017.

•	Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share.

•

Segment earnings of approximately $193 million pretax, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

(g)

Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(h)

The company provides a full range of insured specialty products including dental, vision, and other supplemental health benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(i)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program.    Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(j)

The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from the all lines of business within the segment, as well as in 2018, the impact of Humana’s 40% minority interest in Kindred at Home.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•

Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•

The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•

Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2017;

•	Form 10-Q for the quarter ended March 31, 2018; June 30, 2018; and

•	Form 8-Ks filed during 2018.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of November 7, 2018		Comments
Diluted earnings per common share (EPS)	GAAP	~$11.96 (was ~$11.52)	• GAAP EPS guidance excludes the impact of future fair value changes of the Kindred at Home put/call option • See footnote (e) for detail of non-GAAP adjustments
	Adjustments	~$2.44 (was ~$2.63)
	Non-GAAP	~$14.40 (was ~$14.15)

Total revenues	Consolidated	$56.3 billion to $56.7 billion (was $55.9 billion to $56.5 billion)	• Consolidated and segment-level revenue projections include expected investment income • Segment-level revenues include amounts that eliminate in consolidation
	Retail segment	$47.8 billion to $48.1 billion (was $47.5 billion to $48.0 billion)
	Group and Specialty segment	$7.3 billion to $7.6 billion (was $7.1 billion to $7.6 billion)
	Healthcare Services segment	$23.5 billion to $23.9 billion (was $23.25 billion to $23.75 billion)

Change in year- end medical membership from prior year end	• Individual Medicare Advantage: Up 200,000 to 210,000 (was Up 180,000 to 200,000)		• The change in Group commercial fully- insured membership guidance is offset by an increase in level-funded ASO membership
• Group Medicare Advantage: Up ~60,000 (was Up 65,000 to 70,000)
• Medicare stand-alone PDP: Down 290,000 to 310,000 (was Down 280,000 to 320,000)
• Group commercial fully-insured: Down 80,000 to 90,000 (was Down 60,000 to 70,000)

Benefit ratios	Retail segment	85.0% to 85.4% (was 85.1% to 86.0%)	• Ratio calculation: benefits expense as a percent of premium revenues • No material impact anticipated from non-GAAP adjustments
	Group and Specialty segment	79.1% to 79.5% (was 78.3% to 78.8%)

Consolidated operating cost ratio	13.10% to 13.45% (was 12.9% to 13.4%)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of November 7, 2018		Comments
Segment results	Retail segment earnings	$1.625 billion to $1.725 billion (was $1.525 billion to $1.675 billion)	• No material impact to segment earnings anticipated from non-GAAP adjustments
	Group and Specialty segment earnings	$360 million to $400 million (was $360 million to $410 million )
	Healthcare Services Adjusted EBITDA	$990 million to $1,010 million (was $1.025 billion to $1.075 billion)

Effective tax rate	GAAP	21.3% to 22.1% (was 22.5% to 23.5%)	• Includes impact of the non-deductible health insurance industry fee • See footnote (e) for detail of non-GAAP adjustments
	Adjustments	~10.4% (was ~9.8%)
	Non-GAAP	31.7% to 32.5% (was 32.3% to 33.3%)

Weighted average share count for diluted EPS	138.5 million to 139.0 million (was 138.5 million to 139.5 million)		• Includes impact of projected share repurchases

Cash flows from operations	$1.6 billion to $2.0 billion (was $2.1 billion to $2.5 billion)

•  The change resulted from certain previously forecasted receipts for the fourth quarter that will be classified as financing versus operating cash inflows

•  No impact on parent or operating subsidiaries forecasted cash position

Capital expenditures	$575 million to $600 million (was $550 million to $600 million)

Humana Inc. – Rollforward of Initial FY18 Guidance to FY18 Guidance as of November 7, 2018 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP		Adjusted EPS
Initial FY18 guidance issued on February 7, 2018	$13.16 to $13.66	~$	0.34	$13.50 to $14.00
Changes in projected operating performance:
Retail segment	$0.95		—	$0.95
Group and Specialty segment	$0.03		—	$0.03
Healthcare Services segment	($0.39)		—	($0.39)
Individual Commercial segment	$0.33		($0.33)	—
Loss on sale of KMG, a wholly-owned subsidiary	($2.58)		$2.58	—
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	($0.06)		$0.06	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.28		($0.28)	—
Other	($0.01)		$0.07	$0.06
FY18 guidance issued on November 7, 2018	~$11.96	~$2.44		~$14.40

Humana Inc. – Rollforward of Initial FY18 Guidance to Current FY18 Guidance as of November 7, 2018 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP		Adjusted EPS
Initial FY18 guidance issued on February 7, 2018	$13.16 to $13.66	~$	0.34	$13.50 to $14.00
Changes in projected operating performance:
Retail segment	$0.09		—	$0.09
Group and Specialty segment	$0.06		—	$0.06
Individual Commercial segment	$0.21		($0.21)	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.05		($0.05)	—
Other	($0.08)		$0.08	—
FY18 guidance issued on May 2, 2018	$13.54 to $13.94	~$	0.16	$13.70 to $14.10
Changes in projected operating performance:
Retail segment	$0.39		—	$0.39
Healthcare Services segment	($0.14)		—	($0.14)
Individual Commercial segment	$0.09		($0.09)	—
Loss on sale of KMG, a wholly-owned subsidiary	($2.60)		$2.60	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.04		($0.04)	—
FY18 guidance issued on August 1, 2018	~$ 11.52	~$	2.63	~$ 14.15
Changes in projected operating performance:
Retail segment	$0.48		—	$0.48
Group and Specialty segment	($0.03)		—	($0.03)
Healthcare Services segment	($0.25)		—	($0.25)
Individual Commercial segment	$0.03		($0.03)	—
Loss on sale of KMG, a wholly-owned subsidiary	$0.02		($0.02)	—
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	($0.06)		$0.06	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.19		($0.19)	—
Other	$0.06		($0.01)	$0.05
FY18 guidance issued on November 7, 2018	~$ 11.96	~$	2.44	~$ 14.40

Humana Inc.

Statistical Schedules

And

Supplementary Information

3Q18 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

3Q18 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3 - S-4)
3.	Consolidated Balance Sheets	(S-5)
4.	Consolidated Statements of Cash Flows	(S-6 - S-7)
Operating Results Detail
6.	Consolidating Statements of Income - Quarter	(S-8 - S-9)
7.	Consolidating Statements of Income - YTD	(S-10 - S-11)
8.	Ending Membership Detail	(S-12)
9.	Premiums and Services Revenue Detail	(S-13 - S-14)
11.	Healthcare Services Segment Metrics	(S-15 - S-17)
Balance Sheet Detail
12.	Benefits Payable Detail and Statistics	(S-18 - S-19)
Footnotes		(S-20)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the three months ended September 30,		Dollar	Percentage
	2018	2017	Change	Change
Revenues:
Premiums	$13,712	$12,955	$757	5.8%
Services	381	223	158	70.9%
Investment income	113	104	9	8.7%

Total revenues	14,206	13,282	924	7.0%

Operating expenses:
Benefits	11,243	10,642	601	5.6%
Operating costs	1,900	1,688	212	12.6%
Depreciation and amortization	102	94	8	8.5%

Total operating expenses	13,245	12,424	821	6.6%

Income from operations	961	858	103	12.0%
Loss on sale of business	(4)	—	(4)	n/a
Interest expense	53	59	(6)	-10.2%
Other expense, net (A)	11	—	11	n/a

Income before income taxes	901	799	102	12.8%
Provision for income taxes	266	300	(34)	-11.3%
Equity in net earnings of Kindred at Home (B)	9	—	9	n/a

Net income	$644	$499	$136	27.3%

Basic earnings per common share	$4.68	$3.46	$1.22	35.3%
Diluted earnings per common share	$4.65	$3.44	$1.21	35.2%
Shares used in computing basic earnings per common share (000’s)	137,709	144,215
Shares used in computing diluted earnings per common share (000’s)	138,678	145,360

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the nine months ended September 30,		Dollar	Percentage
	2018	2017	Change	Change
Revenues:
Premiums	$41,236	$39,556	$1,680	4.2%
Services	1,090	706	384	54.4%
Investment income	418	316	102	32.3%

Total revenues	42,744	40,578	2,166	5.3%

Operating expenses:
Benefits	34,449	32,857	1,592	4.8%
Operating costs	5,410	4,694	716	15.3%
Merger termination fee and related costs, net	—	(947)	947	-100.0%
Depreciation and amortization	302	278	24	8.6%

Total operating expenses	40,161	36,882	3,279	8.9%

Income from operations	2,583	3,696	(1,113)	-30.1%
Loss on sale of business	786	—	786	n/a
Interest expense	159	166	(7)	-4.2%
Other expense, net (A)	11	—	11	n/a

Income before income taxes	1,627	3,530	(1,903)	-53.9%
Provision for income taxes	308	1,266	(958)	-75.7%
Equity in net earnings of Kindred at Home (B)	9	—	9	n/a

Net income	$1,328	$2,264	$(945)	-41.7%

Basic earnings per common share	$9.64	$15.56	$(5.92)	-38.0%
Diluted earnings per common share	$9.58	$15.44	$(5.86)	-38.0%
Shares used in computing basic earnings per common share (000’s)	137,792	145,546
Shares used in computing diluted earnings per common share (000’s)	138,695	146,622

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	September 30,	December 31,	Year-to-Date Change
	2018	2017	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,142	$4,042
Investment securities	9,695	9,557
Receivables, net	1,062	854
Other current assets	4,178	2,949

Total current assets	19,077	17,402	$1,675	9.6%
Property and equipment, net	1,685	1,584
Long-term investment securities	405	2,745
Goodwill	3,895	3,281
Equity method investment in Kindred at Home	1,048	—
Other long-term assets	1,380	2,166

Total assets	$27,490	$27,178	$312	1.1%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$5,020	$4,668
Trade accounts payable and accrued expenses	5,413	4,069
Book overdraft	199	141
Unearned revenues	294	378
Short-term debt	398	150

Total current liabilities	11,324	9,406	$1,918	20.4%
Long-term debt	4,774	4,770
Future policy benefits payable	196	2,923
Other long-term liabilities	603	237

Total liabilities	16,897	17,336	$(439)	-2.5%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,593,361 issued at September 30, 2018	33	33
Capital in excess of par value	2,707	2,445
Retained earnings	14,786	13,670
Accumulated other comprehensive (loss) income	(206)	19
Treasury stock, at cost, 61,406,481 shares at September 30, 2018	(6,727)	(6,325)

Total stockholders’ equity	10,593	9,842	$751	7.6%

Total liabilities and stockholders’ equity	$27,490	$27,178	$312	1.1%

Debt-to-total capitalization ratio	32.8%	33.3%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	10.5%	17.6%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the three months ended September 30,		Dollar	Percentage
	2018	2017	Change	Change
Cash flows from operating activities
Net income	$644	$499
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss on sale of business	(4)	—
Depreciation	112	102
Other intangible amortization	19	18
Net realized capital gain	(8)	—
Equity in net earnings of Kindred at Home	(9)	—
Stock-based compensation	36	33
Provision (benefit) for deferred income taxes	469	(56)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	408	1,508
Other assets	719	176
Benefits payable	—	121
Other liabilities	(132)	324
Unearned revenues	(3,336)	91
Other, net	27	47

Net cash (used in) provided by operating activities	(1,055)	2,863	($3,918)	-136.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(1)
Purchases of property and equipment, net	(164)	(143)
Net cash transferred associated with sale of business	(805)	—
Purchases of investment securities	(755)	(1,129)
Maturities of investment securities	260	270
Proceeds from sales of investment securities	206	305
Acquisition, equity method investment in Kindred at Home	(1,095)	—

Net cash used in investing activities	(2,353)	(698)	($1,655)	-237.1%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(1,137)	(150)
Repayment of commercial paper, net	(3)	(51)
Change in book overdraft	125	54
Common stock repurchases	(201)	(241)
Dividends paid	(69)	(58)
Proceeds from stock option exercises and other	4	7

Net cash used in financing activities	(1,281)	(439)	($842)	-191.8%

(Decrease) increase in cash and cash equivalents	(4,689)	1,726
Cash and cash equivalents at beginning of period	8,831	8,139

Cash and cash equivalents at end of period	$4,142	$9,865

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the nine months ended September 30,		Dollar	Percentage
	2018	2017	Change	Change
Cash flows from operating activities
Net income	$1,328	$2,264
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of business	786	—
Depreciation	330	303
Other intangible amortization	70	54
Net realized capital gains	(90)	(28)
Equity in net earnings of Kindred at Home	(9)	—
Stock-based compensation	105	116
Provision (benefit) for deferred income taxes	165	(54)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(211)	358
Other assets	(939)	(369)
Benefits payable	410	396
Other liabilities	548	641
Unearned revenues	(84)	3,167
Other, net	97	114

Net cash provided by operating activities	2,506	6,962	($4,456)	-64.0%

Cash flows from investing activities
Acquisitions, net of cash acquired	(354)	(10)
Purchases of property and equipment, net	(436)	(376)
Net cash transferred associated with sale of business	(805)	—
Purchases of investment securities	(3,379)	(4,337)
Maturities of investment securities	815	919
Proceeds from sales of investment securities	2,614	2,028
Acquisition, equity method investment in Kindred at Home	(1,095)	—

Net cash used in investing activities	(2,640)	(1,776)	($864)	-48.6%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	378	1,931
Proceeds from issuance of senior notes, net	—	985
Proceeds from issuance (repayment) of commercial paper, net	240	(153)
Change in book overdraft	58	(41)
Common stock repurchases	(294)	(1,819)
Dividends paid	(195)	(162)
Proceeds from stock option exercises and other	47	61

Net cash provided by financing activities	234	802	($568)	-70.8%

Increase in cash and cash equivalents	100	5,988
Cash and cash equivalents at beginning of period	4,042	3,877

Cash and cash equivalents at end of period	$4,142	$9,865

Humana Inc.

Consolidating Statements of Income—For the three months ended September 30, 2018

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$8,912	$—	$—	$—	$—	$—	$8,912
Group Medicare Advantage	1,542	—	—	—	—	—	1,542
Medicare stand-alone PDP	893	—	—	—	—	—	893

Total Medicare	11,347	—	—	—	—	—	11,347

Fully-insured	129	1,345	—	1	—	—	1,475
Specialty	—	325	—	—	—	—	325
Medicaid and other (C)	561	—	—	—	4	—	565

Total premiums	12,037	1,670	—	1	4	—	13,712

Services revenue:
Provider	—	—	113	—	—	—	113
ASO and other (D)	1	215	—	—	—	—	216
Pharmacy	—	—	52	—	—	—	52

Total services revenue	1	215	165	—	—	—	381

Total revenues—external customers	12,038	1,885	165	1	4	—	14,093

Intersegment revenues
Services	—	4	4,214	—	—	(4,218)	—
Products	—	—	1,576	—	—	(1,576)	—

Total intersegment revenues	—	4	5,790	—	—	(5,794)	—

Investment income	35	5	11	—	10	52	113

Total revenues	12,073	1,894	5,966	1	14	(5,742)	14,206

Operating expenses:
Benefits	10,020	1,347	—	(4)	12	(132)	11,243
Operating costs	1,352	445	5,720	—	2	(5,619)	1,900
Depreciation and amortization	67	21	40	—	—	(26)	102

Total operating expenses	11,439	1,813	5,760	(4)	14	(5,777)	13,245

Income from operations	634	81	206	5	—	35	961
Loss on sale of business	—	—	—	—	—	(4)	(4)
Interest expense	—	—	—	—	—	53	53
Other expense, net (A)	—	—	—	—	—	11	11

Income (loss) before income taxes and equity in net earnings	634	81	206	5	—	(25)	901

Equity in net earnings of Kindred at Home (B)	—	—	9	—	—	—	9

Segment earnings	$634	$81	$215	$5	$—	$(25)	$910

Benefit ratio	83.2%	80.7%					82.0%
Operating cost ratio	11.2%	23.6%	96.1%				13.5%

Humana Inc.

Consolidating Statements of Income—For the three months ended September 30, 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$8,077	$—	$—	$—	$—	$—	$8,077
Group Medicare Advantage	1,272	—	—	—	—	—	1,272
Medicare stand-alone PDP	921	—	—	—	—	—	921

Total Medicare	10,270	—	—	—	—	—	10,270

Fully-insured	121	1,370	—	224	—	—	1,715
Specialty	—	331	—	—	—	—	331
Medicaid and other (C)	630	—	—	—	9	—	639

Total premiums	11,021	1,701	—	224	9	—	12,955

Services revenue:
Provider	—	—	60	—	—	—	60
ASO and other (D)	2	140	—	—	1	—	143
Pharmacy	—	—	20	—	—	—	20

Total services revenue	2	140	80	—	1	—	223

Total revenues—external customers	11,023	1,841	80	224	10	—	13,178

Intersegment revenues
Services	—	5	4,339	—	—	(4,344)	—
Products	—	—	1,572	—	—	(1,572)	—

Total intersegment revenues	—	5	5,911	—	—	(5,916)	—

Investment income	23	7	9	1	22	42	104

Total revenues	11,046	1,853	6,000	225	32	(5,874)	13,282

Operating expenses:
Benefits	9,294	1,354	—	147	34	(187)	10,642
Operating costs	1,081	385	5,726	49	3	(5,556)	1,688
Depreciation and amortization	61	21	34	3	—	(25)	94

Total operating expenses	10,436	1,760	5,760	199	37	(5,768)	12,424

Income (loss) from operations	610	93	240	26	(5)	(106)	858
Interest expense	—	—	—	—	—	59	59

Income (loss) before income taxes and equity in net earnings	610	93	240	26	(5)	(165)	799

Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—

Segment Earnings	$610	$93	$240	$26	$(5)	$(165)	$799

Benefit ratio	84.3%	79.6%					82.1%
Operating cost ratio	9.8%	20.9%	95.6%				12.8%

Humana Inc.

Consolidating Statements of Income—For the nine months ended September 30, 2018

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$26,790	$—	$—	$—	$—	$—	$26,790
Group Medicare Advantage	4,575	—	—	—	—	—	4,575
Medicare stand-alone PDP	2,703	—	—	—	—	—	2,703

Total Medicare	34,068	—	—	—	—	—	34,068

Fully-insured	379	4,083	—	6	—	—	4,468
Specialty	—	1,014	—	—	—	—	1,014
Medicaid and other (C)	1,664	—	—	—	22	—	1,686

Total premiums	36,111	5,097	—	6	22	—	41,236

Services revenue:
Provider	—	—	290	—	—	—	290
ASO and other (D)	6	642	—	—	4	—	652
Pharmacy	—	—	148	—	—	—	148

Total services revenue	6	642	438	—	4	—	1,090

Total revenues—external customers	36,117	5,739	438	6	26	—	42,326

Intersegment revenues
Services	—	13	12,426	—	—	(12,439)	—
Products	—	—	4,722	—	—	(4,722)	—

Total intersegment revenues	—	13	17,148	—	—	(17,161)	—

Investment income	102	18	34	—	110	154	418

Total revenues	36,219	5,770	17,620	6	136	(17,007)	42,744

Operating expenses:
Benefits	30,842	3,977	—	(73)	77	(374)	34,449
Operating costs	3,784	1,355	16,910	3	6	(16,648)	5,410
Depreciation and amortization	199	66	125	—	—	(88)	302

Total operating expenses	34,825	5,398	17,035	(70)	83	(17,110)	40,161

Income from operations	1,394	372	585	76	53	103	2,583
Loss on sale of business	—	—	—	—	—	786	786
Interest expense	—	—	—	—	—	159	159
Other expense, net (A)	—	—	—	—	—	11	11

Income (loss) before income taxes and equity in net earnings	1,394	372	585	76	53	(853)	1,627

Equity in net earnings of Kindred at Home (B)	—	—	9	—	—	—	9

Segment earnings	$1,394	$372	$594	$76	$53	$(853)	$1,636

Benefit ratio	85.4%	78.0%					83.5%
Operating cost ratio	10.5%	23.6%	96.2%				12.8%

Humana Inc.

Consolidating Statements of Income—For the nine months ended September 30, 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$24,735	$—	$—	$—	$—	$—	$24,735
Group Medicare Advantage	3,867	—	—	—	—	—	3,867
Medicare stand-alone PDP	2,787	—	—	—	—	—	2,787

Total Medicare	31,389	—	—	—	—	—	31,389

Fully-insured	357	4,098	—	754	—	—	5,209
Specialty	—	976	—	—	—	—	976
Medicaid and other (C)	1,954	—	—	—	28	—	1,982

Total premiums	33,700	5,074	—	754	28	—	39,556

Services revenue:
Provider	—	—	193	—	—	—	193
ASO and other (D)	6	444	—	—	5	—	455
Pharmacy	—	—	58	—	—	—	58

Total services revenue	6	444	251	—	5	—	706

Total revenues—external customers	33,706	5,518	251	754	33	—	40,262

Intersegment revenues
Services	—	15	12,958	—	—	(12,973)	—
Products	—	—	4,706	—	—	(4,706)	—

Total intersegment revenues	—	15	17,664	—	—	(17,679)	—

Investment income	72	25	25	3	64	127	316

Total revenues	33,778	5,558	17,940	757	97	(17,552)	40,578

Operating expenses:
Benefits	29,017	3,952	—	389	95	(596)	32,857
Operating costs	2,998	1,178	17,083	151	9	(16,725)	4,694
Merger termination fee and related costs, net	—	—	—	—	—	(947)	(947)
Depreciation and amortization	176	63	103	10	—	(74)	278

Total operating expenses	32,191	5,193	17,186	550	104	(18,342)	36,882

Income (loss) from operations	1,587	365	754	207	(7)	790	3,696
Interest expense	—	—	—	—	—	166	166

Income (loss) before income taxes and equity in net earnings	1,587	365	754	207	(7)	624	3,530

Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—

Segment earnings	$1,587	$365	$754	$207	$(7)	$624	$3,530

Benefit ratio	86.1%	77.9%					83.1%
Operating cost ratio	8.9%	21.3%	95.4%				11.7%

Humana Inc.

Ending Membership Detail

In thousands

				Year-over-Year Change			Year-to- Date Change
	September 30, 2018	Average 3Q18	September 30, 2017	Amount	Percent	December 31, 2017	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,043.8	3,039.3	2,849.4	194.4	6.8%	2,860.8	183.0	6.4%
Group Medicare Advantage	496.8	495.8	438.4	58.4	13.3%	441.4	55.4	12.6%
Medicare stand-alone PDP	5,015.9	5,013.1	5,290.9	(275.0)	-5.2%	5,308.1	(292.2)	-5.5%

Total Medicare	8,556.5	8,548.2	8,578.7	(22.2)	-0.3%	8,610.3	(53.8)	-0.6%

State-based contracts (E)	323.8	324.4	363.4	(39.6)	-10.9%	360.1	(36.3)	-10.1%
Medicare Supplement	246.6	244.8	234.9	11.7	5.0%	235.9	10.7	4.5%

Total Retail	9,126.9	9,117.4	9,177.0	(50.1)	-0.5%	9,206.3	(79.4)	-0.9%

Group and Specialty
Fully-insured commercial medical	1,029.1	1,035.3	1,098.8	(69.7)	-6.3%	1,097.7	(68.6)	-6.2%
ASO commercial	449.9	445.8	445.7	4.2	0.9%	458.7	(8.8)	-1.9%
Military services	5,927.4	5,928.8	3,099.0	2,828.4	91.3%	3,081.8	2,845.6	92.3%

Total Group and Specialty	7,406.4	7,409.9	4,643.5	2,762.9	59.5%	4,638.2	2,768.2	59.7%

Individual commercial	—	—	142.8	(142.8)	-100.0%	128.8	(128.8)	-100.0%
Other Businesses
Long-term care	—	9.8	30.1	(30.1)	-100.0%	29.8	(29.8)	-100.0%

Total Other Businesses	—	9.8	30.1	(30.1)	-100.0%	29.8	(29.8)	-100.0%

Total Medical Membership	16,533.3	16,537.1	13,993.4	2,539.9	18.2%	14,003.1	2,530.2	18.1%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured	2,832.4	2,843.4	2,956.5	(124.1)	-4.2%	2,963.0	(130.6)	-4.4%
Dental—ASO	640.1	629.8	691.5	(51.4)	-7.4%	690.6	(50.5)	-7.3%
Vision	2,094.8	2,094.7	2,150.8	(56.0)	-2.6%	2,168.6	(73.8)	-3.4%
Other supplemental benefits (F)	549.0	554.9	1,135.2	(586.2)	-51.6%	1,163.8	(614.8)	-52.8%

Total Specialty Membership	6,116.3	6,122.8	6,934.0	(817.7)	-11.8%	6,986.0	(869.7)	-12.4%

	September 30, 2018	Member Mix September 30, 2018	September 30, 2017	Member Mix September 30, 2017
Individual Medicare Advantage Membership
HMO	1,785.0	58.6%	1,636.4	57.4%
PPO	1,258.8	41.4%	1,213.0	42.6%

Total Individual Medicare Advantage	3,043.8	100.0%	2,849.4	100.0%

Individual Medicare Advantage Membership
Shared Risk (G)	935.3	30.7%	910.4	31.9%
Path to Risk (H)	1,075.5	35.4%	967.4	34.0%

Total Value-based	2,010.8	66.1%	1,877.8	65.9%
Other	1,033.0	33.9%	971.6	34.1%

Total Individual Medicare Advantage	3,043.8	100.0%	2,849.4	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	For the three months ended September 30,		Dollar	Percentage	Per Member per Month (J) For the three months ended September 30,
	2018	2017	Change	Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,912	$8,077	$835	10.3%	$977	$946
Group Medicare Advantage	1,542	1,272	270	21.2%	1,037	971
Medicare stand-alone PDP	893	921	(28)	-3.0%	59	58
State-based contracts (E)	561	630	(69)	-11.0%	576	570
Medicare Supplement	129	121	8	6.6%	176	172
Other services	1	2	(1)	-50.0%

Total Retail	12,038	11,023	1,015	9.2%

Group and Specialty
Fully-insured commercial medical	1,345	1,370	(25)	-1.8%	433	415
Specialty	325	331	(6)	-1.8%	20	18
Commercial ASO & other services (D)	66	57	9	15.8%
Military services (I)	153	88	65	73.9%

Total Group and Specialty	1,889	1,846	43	2.3%

Healthcare Services
Pharmacy solutions	5,144	5,266	(122)	-2.3%
Provider services	607	413	194	47.0%
Clinical programs	204	312	(108)	-34.6%

Total Healthcare Services	5,955	5,991	(36)	-0.6%

Individual Commercial	1	224	(223)	-99.6%	n/a	509

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	For the nine months ended September 30,		Dollar	Percentage	Per Member per Month (J) For the nine months ended September 30,
	2018	2017	Change	Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$26,790	$24,735	$2,055	8.3%	$983	$967
Group Medicare Advantage	4,575	3,867	708	18.3%	1,029	992
Medicare stand-alone PDP	2,703	2,787	(84)	-3.0%	60	59
State-based contracts (E)	1,664	1,954	(290)	-14.8%	559	578
Medicare Supplement	379	357	22	6.2%	175	171
Other services	6	6	—	0.0%

Total Retail	36,117	33,706	2,411	7.2%

Group and Specialty
Fully-insured commercial medical	4,083	4,098	(15)	-0.4%	429	409
Specialty	1,014	976	38	3.9%	19	17
Commercial ASO & other services (D)	227	165	62	37.6%
Military services (I)	428	294	134	45.6%

Total Group and Specialty	5,752	5,533	219	4.0%

Healthcare Services
Pharmacy solutions	15,329	15,639	(310)	-2.0%
Provider services	1,614	1,265	349	27.6%
Clinical programs	643	1,011	(368)	-36.4%

Total Healthcare Services	17,586	17,915	(329)	-1.8%

Individual Commercial	6	754	(748)	-99.2%	n/a	467

Humana Inc.

Healthcare Services Segment Metrics

	September 30, 2018	September 30, 2017	Difference		December 31, 2017	Difference
Primary Care Providers:
Shared Risk (G)
Owned / JV	1,500	1,600	(100)	-6.3%	1,400	100	7.1%
Contracted	14,600	14,400	200	1.4%	14,500	100	0.7%
Path to Risk (H)	36,200	35,500	700	2.0%	36,300	(100)	-0.3%

Total Value-based	52,300	51,500	800	1.6%	52,200	100	0.2%

Care Management Statistics:
Members enrolled in a Humana chronic care management program (K)	713,300	825,200	(111,900)	-13.6%	794,900	(81,600)	-10.3%
Number of high-risk discharges enrolled in a post-discharge care management program (L)	66,100	66,300	(200)	-0.3%	67,100	(1,000)	-1.5%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the three months ended September 30, 2018	For the three months ended September 30, 2017	Year-over-Year Difference		For the three months ended June 30, 2018	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.4%	0.2%		91.6%	0.0%
Group and Specialty	86.8%	86.3%	0.5%		87.0%	-0.2%
Mail-Order Penetration
Retail	29.4%	29.0%	0.4%		29.6%	-0.2%
Group and Specialty	6.4%	6.9%	-0.5%		6.4%	0.0%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (M)	109,900	108,200	1,700	1.6%	110,100	(200)	-0.2%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the nine months ended September 30, 2018	For the nine months ended September 30, 2017	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.4%	0.3%
Group and Specialty	87.1%	86.4%	0.7%
Mail-Order Penetration
Retail	29.5%	29.1%	0.4%
Group and Specialty	6.4%	7.1%	-0.7%

			Difference	Percentage Change
Script volume (M)	328,100	323,100	5,000	1.5%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	For the nine months ended September 30, 2018	For the nine months ended September 30, 2017	For the year ended December 31, 2017
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,668	$4,563	$4,563
Less: Reinsurance recoverables (N)	(70)	(76)	(76)

Beginning balance, net of reinsurance recoverable	4,598	4,487	4,487
Incurred related to:
Current year	34,915	33,318	44,001
Prior years (O)	(467)	(430)	(483)

Total incurred	34,448	32,888	43,518

Paid related to:
Current year	(30,204)	(28,741)	(39,496)
Prior years	(3,920)	(3,745)	(3,911)

Total paid	(34,124)	(32,486)	(43,407)

Reinsurance recoverables (N)	98	70	70

Ending balance	$5,020	$4,959	$4,668

	For the nine months ended September 30, 2018	For the nine months ended September 30, 2017	For the year ended December 31, 2017
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$34,448	$32,888	$43,518
Future policy benefit expense (P)	1	(31)	(22)

Consolidated Benefit Expense	$34,449	$32,857	$43,496

Humana Inc.

Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2017	42.9	0.3	0.7%
12/31/2017	40.4	1.2	3.1%
3/31/2018	38.3	0.5	1.3%
6/30/2018	40.1	(0.3)	-0.7%
9/30/2018	41.1	(1.8)	-4.2%

Change in Days in Claims Payable (R)	1Q 2018	2Q 2018	3Q 2018	YTD 3Q18	3Q 2017	Last Twelve Months
DCP—beginning of period	40.4	38.3	40.1	40.4	40.4	42.9
Components of change in DCP:
Provider accruals (S)	(0.5)	0.1	—	(0.4)	0.5	(1.1)
Medical fee-for-service, excluding Individual Commercial (T)	(0.7)	1.4	0.2	0.9	0.7	(0.1)
Individual Commercial including Premium Deficiency Reserve (U)	(0.6)	(0.1)	—	(0.7)	0.1	(1.0)
Pharmacy (V)	(0.9)	0.2	—	(0.7)	(0.1)	(0.5)
Processed claims inventory (W)	0.5	0.3	0.8	1.6	1.1	0.9
Other (X)	0.1	(0.1)	—	—	0.2	—

DCP—end of period	38.3	40.1	41.1	41.1	42.9	41.1

Total change from beginning of period	(2.1)	1.8	1.0	0.7	2.5	(1.8)

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

3Q18 Earnings Release

(A)	Put/call valuation adjustments associated with Humana’s 40% minority interest ownership in Kindred at Home
(B)	Net earnings associated with the company’s 40% minority interest ownership in Kindred at Home
(C)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(D)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(F)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(G)

In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(H)

A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(I)

The 2018 amount primarily reflects services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis. The 2017 amount primarily reflected services revenues associated with the TRICARE South Region contract, which generally were not contracted on a per-member basis.

(J)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(K)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(L)

Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(M)	Script volume is presented on an adjusted 30-day equivalent basis.
(N)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(O)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(P)

Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Prior year amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.

(Q)

A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(R)

DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(S)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(T)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(U)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(V)

Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(W)

Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(X)

Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.